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                                                                   Exhibit 23(b)



                        Consent of Independent Auditors


The Board of Directors
Samsonite Corporation:

We consent to incorporation by reference in the registration statement on Form S-8 of Samsonite Corporation of our report dated March 17, 2000, relating to the consolidated balance sheets of Samsonite Corporation and subsidiaries as of January 31, 2000, and 1999, and the related consolidated statements of operations, stockholders' equity (deficit), and cash flows for each of the years in the three-year period ended January 31, 2000, and related schedule, which report appears in the January 31, 2000, annual report on Form 10-K of Samsonite Corporation.



                                                        /s/ KPMG LLP


Denver, Colorado
March 14, 2001